**   Confidential treatment has been requested for those
           portions marked with asterisks. The confidential portions have been filed separately with the Securities and Exchange Commission.


                    INDEMNITY AND ESCROW AGREEMENT

      This Indemnity and Escrow Agreement (the "Agreement") is
entered into as of February     , 1994 by and among 3Com
Corporation, a California corporation ("3Com"), Centrum
Communications, Inc., a California corporation ("Centrum"), the
Representative named in Section 2 (Representative) hereof and the Escrow Agent named herein.

                               RECITALS

      A. 3Com, 3Sub Acquisition Corporation, a California corporation and a wholly-owned subsidiary of 3Com ("Sub"), and Centrum have entered into an Agreement and Plan of Reorganization dated as of January 18, 1994 (the "Plan") pursuant to which Sub will merge with and into Centrum, with Centrum surviving the Merger. Capitalized terms used in this Agreement and not otherwise defined herein will have the meanings given them in the Plan.

      B.   The Plan provides for [**               ] of the amount
of the First Payment and, if and to the extent any Claims (as defined below) have been made and remain unresolved at the time
the Second Payment becomes payable, for up to [**               ]
of the amount of the Second Payment (together with the amount withheld from the First Payment, the "Escrow Amount") to be placed in an escrow account (the "Escrow Account") to secure certain obligations to 3Com under the Plan on the terms and conditions set forth herein.

      C. The parties hereto desire to establish the terms and conditions pursuant to which the Escrow Amount will be withheld by 3Com and subsequently deposited, held in, and disbursed from the Escrow Account.

      NOW, THEREFORE, the parties hereto agree as follows:

      1.   Indemnification.

           1.1 Indemnification by Centrum Securityholders from Escrow Amount. If the Merger occurs, all the representations, warranties, covenants and agreements of Centrum in the Plan shall survive the Effective Time, but Centrum shall have no further liability with respect thereto, and all such liability will become the obligation and collective responsibility of the shareholders of Centrum immediately after the Closing (collectively "the Centrum Shareholders") and the holders of Options (collectively, the "Centrum Optionholders"), in accordance with this Agreement, subject to the limitations set forth herein. The Centrum Shareholders and the Centrum Optionholders are collectively referred to herein as the "Centrum Securityholders." Centrum having originally made such representations, warranties, covenants and agreements shall in no way limit the obligations of the Centrum Securityholders pursuant to this Agreement, which obligations shall remain in full force and effect, subject to the limitations set forth herein. All the representations, warranties, covenants and agreements of Centrum in the Plan shall survive the Effective Time as to the Centrum Securityholders, subject to the limitations set forth herein. Pursuant to and subject to the provisions of this Agreement, the Centrum Securityholders shall indemnify and hold harmless 3Com and Centrum in respect of any and all claims, losses, damages, liabilities, demands, assessments, judgments, costs and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating, bringing or defending any actions or threatened actions) (collectively the "Costs") incurred or suffered by 3Com or Centrum resulting from (i) any breach of any representation, warranty, covenant, agreement or obligation made by Centrum in the Plan or in any of the other Transaction Documents and (ii) any matter set forth on Schedule A hereto. Nothing in this Agreement or in the Plan shall limit 3Com rights or claims with respect to any Centrum Shareholder immediately prior to the Effective Time arising out of such Centrum Shareholder's failure to own all right, title and interest in and to the shares of Centrum listed of record as owned by such Centrum Shareholder.

           1.2 Payment for Indemnification Claims; Threshold. The Centrum Securityholders agree to pay 3Com for Costs claimed by 3Com in the manner and to the extent provided in this Agreement. The parties agree that the Escrow Amount will be security for this obligation. Promptly after the receipt by 3Com of notice or discovery of any claim, damage or legal action or proceeding giving rise to rights under Section 1.1 (Indemnification by Centrum Securityholders from Escrow Amount), 3Com will give the Representative and the Escrow Agent written notice of such claim, damage, legal action or proceeding (a "Claim") in accordance with Section 4 (Notice of Claim) hereof. 3Com shall notify the Representative of the status or progress of any such Claim.

      Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Transaction Documents, in the absence of fraud, if the Merger is consummated: (a) the Escrow Amount shall be the sole and exclusive remedy and source of compensation to 3Com for any Costs incurred by 3Com or Sub arising out of the breach or alleged breach by Centrum of any of its representations, warranties, covenants or agreements in the Plan or in any of the other Transaction Documents and for any matter set forth on Schedule A, and (b) except as specifically provided in the following paragraph or in Schedule A, Centrum and the Centrum Securityholders shall be liable only as to any individual claim if it involves [**
                                                 ] provided that,
once such [**               ] then 3Com will be entitled to make
Claim for indemnification of all such Costs [**
                       ]

           1.3 Allocation of Costs between Shareholders and Optionholders. With respect to any Costs for which 3Com may be entitled to indemnification under this Agreement, 3Com will be entitled to be paid in cash out of the Escrow Amount that percentage of such Costs equal to the percentage of all fully diluted Common Stock equivalents of Centrum (assuming conversion of all outstanding Preferred Stock and exercise of all outstanding Options whether vested or not) represented by the outstanding Centrum Common Stock and Preferred Stock immediately prior to the Closing. All such fully diluted Common Stock equivalents are referred to herein as the "Centrum Shares." All such fully diluted Common Stock equivalents are referred to herein as the "Centrum Shares." The remainder of such Costs will be subject to indemnification by means of corresponding provisions in the assumption agreements pursuant to which 3Com assumes the Options, with the Optionholders' indemnification for such Costs effected through the loss of the right to exercise a
portion of their Options, not to exceed [**         ] of the
number of shares of 3Com Common Stock subject to such options immediately after the Closing, in the absence of fraud.

           1.4 Limitation on Liability. In the absence of fraud, if the Merger is consummated, the maximum liability of Centrum and the Centrum Shareholders for any matter set forth in this Agreement shall not exceed [**
              ] Payments for Costs shall be deducted from the Escrow Amount payable to each Centrum Shareholder in proportion to the ratio of the number of shares of Centrum Common Stock and Preferred Stock held by such Centrum Shareholder over the total number of outstanding shares of Centrum Common Stock and Preferred Stock immediately prior to the Effective Time, and shall be deducted from shares of 3Com Common Stock issuable upon exercise of Options held by each Centrum Optionholder in proportion to the number of shares of Centrum Common Stock issuable upon exercise of Options held by such Centrum Optionholder over the total number of shares of Centrum Common Stock issuable upon exercise of all Options immediately prior to the Effective Time.

      2.   Representative.

           2.1 Appointment; Acceptance. Andrew W. Verhalen and his successors are hereby irrevocably constituted and appointed as attorney-in-fact and agent for each of the Centrum Securityholders, to act as herein provided, in his/her/its name, place and stead in connection with the transactions contemplated by this Agreement (the "Representative"), and such appointment is coupled with an interest. By executing and delivering this Agreement under the heading "Representative," Andrew W. Verhalen and his successors hereby accepts his appointment and authorization to act as the Representative as attorney-in-fact and agent on behalf of the Centrum Securityholders in accordance with the terms of this Agreement and agrees to perform his obligations hereunder, and otherwise comply with this Section 2 (Representative).

           2.2  Authority.

                (a) The Centrum Securityholders shall be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Representative pursuant to this Agreement.

                (b) The Representative is authorized to take any and all actions and the make any decisions required or permitted to be taken by him under this Agreement, including, without limitation, the exercise of the power to (i) authorize disposition by or delivery to 3Com of the Escrow Amount and the loss of rights to exercise Options, or any portion thereof, in satisfaction of Claims, (ii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Claims, (iii) resolve any Claims, (iv) give instructions to 3Com and the Escrow Agent, (v) agree to extend the term of this Agreement and the duration of Escrow Account, and (vi) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement or the Plan. Accordingly, the Representative has unlimited authority and power to act on behalf of Centrum and each Centrum Securityholder with respect to this Agreement or the Plan and the disposition, settlement or other handling of all Claims, rights or obligations arising under this Agreement or the Plan. The Centrum Securityholders will be bound by all actions taken by the Representative in connection with this Agreement or the Plan and 3Com shall be entitled to rely on any action or decision of the Representative.

                (c) The Representative is authorized and directed to receive payments, if any, made to the Representative for the account of the Centrum Shareholders under this Agreement, to invest such funds pending their disbursement in such manner as the Representative in his sole discretion deems appropriate; and to disburse pro rata any payments due the Centrum Shareholders under this Agreement in accordance with their interest, after
(i) payment of any attorneys' and accountants' and other fees and expenses incurred on behalf of the Centrum Securityholders in connection with the consummation of the transactions contemplated by this Agreement and (ii) withholding such amounts to pay costs and expenses relating to potential disputes arising with respect to indemnification or other obligations of the Centrum Securityholders under this Agreement.

           2.3 Actions. The Representative is authorized to act on behalf of each of the Centrum Securityholders, notwithstanding any dispute or disagreement among the Centrum Securityholders, and 3Com and the Escrow Agent and any other person or entity shall be entitled to rely on any and all actions taken by the Representative under this Agreement without any liability to, or obligation to inquire of, any of the Centrum Securityholders.
All notices, counternotices or other instruments or designations delivered by the Representative shall not be effective unless, but shall be effective if, signed by the Representative, and if not, such document shall have no force and effect whatsoever hereunder and 3Com and any other person or entity may proceed without regard to any such document. 3Com, the Escrow Agent and any other person or entity are hereby expressly authorized to rely on the genuineness of the signature of the Representative, and upon receipt of any writing which reasonably appears to have been signed by the Representative, 3Com, the Escrow Agent and any other person or entity may act upon the same without any further duty of inquiry as to the genuineness of the writing.

           2.4 Effectiveness. The authorizations of the Representative shall be irrevocable and effective until his rights and obligations under this Agreement terminate by virtue of the termination of any and all of the obligations of the Centrum Shareholders, Centrum and 3Com under this Agreement.

           2.5 Liability of Representative. In performing his functions hereunder and under the Plan, the Representative will not be liable in any manner whatsoever to the Centrum
Securityholders.

           2.6 Successors. At any time during the term of this Agreement, the Centrum Securityholders who together held a majority of the Centrum Shares immediately prior to the closing of the Merger can appoint a new Representative by written consent by sending notice and a copy of the written consent appointing such new Representative, duly signed by sufficient Centrum Securityholders, to 3Com and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by 3Com and the Escrow Agent. If Andrew W. Verhalen ceases to function in his capacity as Representative for any reason whatsoever, and if for any reason no successor has been appointed pursuant to the foregoing within thirty (30) days, then 3Com shall have the right to petition a court of competent jurisdiction for appointment of a successor.

           2.7 Survival of Authorizations. The authorizations and agreements in this Section 3 (Deposit of Escrow Amount; Release from Escrow) shall remain in force and not be affected if any Centrum Securityholder becomes mentally or physically disabled or incompetent, and the Representative is hereby authorized to make such recordings and filings hereof as 3Com or the Representative may deem appropriate, and no filing of accounts or inventories or posting of a surety bond shall be required.

      3.   Deposit of Escrow Amount; Release from Escrow.

           3.1  Delivery of Escrow Amount.  Immediately after the
Effective Time, [**               ] of the amount of the First
Payment will be delivered by 3Com to the Escrow Agent by check made payable to the Escrow Account. If any Claims have been made and remain unresolved at the time the Second Payment becomes
payable, that portion of [**               ] of the amount of the
Second Payment necessary to ensure that the Escrow Agent holds a portion of the Escrow Amount sufficient to cover such Claims in accordance with Section 5.2 (Contested Claims) below will be delivered by 3Com to the Escrow Agent by check made payable to the Escrow Account. The Escrow Account (or portion thereof) will be held by The First National Bank of Boston (the "Escrow Agent"), as collateral for the obligations of Centrum and the Centrum Shareholders under this Agreement, until 3Com is required to release such amount pursuant to the terms of this Agreement. The Escrow Agent agrees to accept delivery of the Escrow Amount (or portion thereof) and to hold such amount in escrow subject to the terms and conditions of this Agreement.

           3.2 Release of Escrow Account and Distribution to the Centrum Shareholders. The Escrow Amount (or portion thereof) will be held by the Escrow Agent until the later of [**
              ] or (b) such time as all Claims for which 3Com has provided notice to the Representative and Escrow Agent within such six-month period are resloved. Within 5 business days thereafter, the Escrow Agent will deliver to each Centrum Shareholder the amount to be released on such date as identified by 3Com and the Representative to the Escrow Agent in writing, together with interest accrued on such released amount. 3Com and the Representative undertake to deliver a notice to the Escrow Agent identifying the Escrow Amount (or portion thereof) to be released within such five-day period. The released amount shall be released to the respective Centrum Shareholders in proportion to their respective interests.

           3.3 Extension of Escrow Term. Notwithstanding any other provision in this Agreement to the contrary, and whether or not any Notice of Claim has been delivered by 3Com, this Agreement and the duration of the Escrow Account can be extended on one or more occasions by mutual agreement of 3Com and the Representative in any manner they deem appropriate to provide adequate time to cost effectively deal with Claims or circumstances that create the potential for Claims.

           3.4 Investment of Escrow Account. The Escrow Agent shall invest the Escrow Account as directed in writing by the Representative (or by 3Com if the Representative does not so direct) in any of the following:

                (a)   obligations issued or guaranteed by The
United States of America or any agency or instrumentality thereof;

                (b) certificates of deposit or interest bearing accounts with national banks or corporations endowed with trust powers having capital and surplus in excess of $500,000,000;

                (c)   commercial paper that at the time of
investment is rated A-1 by Standard & Poor's Corporation or Prime-1 by Moody's Investors Service, Inc.;

                (d)   repurchase agreements with any bank or
corporation described in clause (ii) fully secured by obligations described in clause (i); or

                (e)   the 1784 Institutional U.S. Treasury Money
Market Fund.

           3.5 Interest. Accrued interest on the balance of the escrow amount due the Centrum Shareholders at the expiration of the escrow period shall be paid to the Centrum Shareholders. Accrued interest on any amounts delivered to 3Com out of the Escrow Account in satisfaction of Claims by 3Com shall be paid to 3Com at the time such amount is delivered to 3Com. The parties hereto and the Centrum Shareholders agree to provide the Escrow Agent with certified taxpayer identification numbers prior to the release of any funds from the Escrow Account.

           3.6 No Encumbrance. No interest in the Escrow Amount or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Centrum Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Centrum Shareholder, prior to the delivery to such Centrum Shareholder of the released amount by the Escrow Agent.

      4.   Notice of Claim.

           4.1  Each notice of a Claim by 3Com (the "Notice of
Claim") shall be in writing to the Representative and the Escrow
Agent and shall contain the following information to the extent it is reasonably available to 3Com:

                (a) 3Com's good faith estimate of the reasonably foreseeable maximum amount of the alleged Costs; and

                (b) A brief description in reasonable detail of the facts, circumstances or events giving rise to the alleged
Costs based on 3Com's good faith belief thereof.

           4.2 3Com shall provide written notice of any third party claim which could result in a Notice of Claim promptly after 3Com becomes aware of such third party claim. 3Com agrees not to settle such claims without the prior written consent of Representative, which shall not be unreasonably withheld.

           4.3 The Escrow Agent will not release any of the Escrow Amount held in the Escrow Account to 3Com pursuant to a Notice of Claim until such Notice of Claim has been resolved in accordance with Section 5 (Resolution of Notice of Claim) below.

           4.4 In the event 3Com receives a claim from a third party for damages caused by one or more breaches of the representations and warranties set forth in the Plan, 3Com shall promptly send a Notice of Claim in accordance with this Section 4 (Notice of Claim) and shall keep the Representative and Escrow Agent informed of the status of such claim.

      5. Resolution of Notice of Claim. Any Notice of Claim received by Representative and the Escrow Agent pursuant to
Section 4 (Notice of Claim) above will be resolved as follows:

           5.1 Uncontested Claims. In the event that the Representative does not contest a Notice of Claim by delivering a notice to that effect in writing to the Escrow Agent and 3Com within 30 calendar days after such Notice of Claim is deemed delivered pursuant to Section 7 (Notices) below, the Escrow Agent will immediately deliver to 3Com an amount equal to the amount specified in the Notice of Claim and notify the Representative of such transfer.

           5.2 Contested Claims. In the event that the Representative gives written notice contesting all or a portion of a Notice of Claim to 3Com and the Escrow Agent (a "Contested Claim") within the 30-day period provided above, the matter will be settled by binding arbitration in accordance with this
Section 5.2 (Contested Claims). Any portion of the Notice of Claim which is not contested shall be resolved as set forth above in Section 5.1 (Uncontested Claims). The final decision of the arbitrator shall be furnished to the Escrow Agent, the Representative, and 3Com in writing and will constitute a conclusive determination of the issue in question, binding upon Centrum Securityholders, the Representative and 3Com and shall not be contested by any of them. After notice that the Notice of Claim is contested by the Representative, the Escrow Agent will continue to hold in the Escrow Account a portion of the Escrow Amount sufficient to cover that portion of such Claim for which the Centrum Shareholders are responsible under Section 1.3 (Allocation of Costs between Shareholders and Options holders) above until (i) execution of a settlement agreement by 3Com and the Representative setting forth a resolution of the Notice of Claim, or (ii) receipt of a copy of the final award of the arbitrator.

                (a) Arbitration. Any Contested Claim shall be settled by arbitration in Santa Clara, California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Contested Claim.

                (b)   Compensation of Arbitrator.  Any such
arbitration shall be conducted before a single arbitrator who shall be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                (c) Selection of Arbitrator. The AAA Rules for the selection of the arbitrator shall be followed.

                (d)   Payment of Costs.  3Com and Centrum
Shareholders as a group shall each advance fifty percent (50%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the arbitrator shall have the discretion to grant to the prevailing party in any arbitration an award of attorneys' fees and costs, and all costs of arbitration.

                (e) Discovery. The parties shall be entitled to conduct discovery proceedings in accordance with the provisions of the Federal Rules of Civil Procedure, subject to any limitation imposed by the arbitrator.

                (f) Burden of Proof. For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding.

                (g)   Judgment.  Upon the conclusion of any
arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached by him or her and shall deliver such documents to each party to the Agreement along with a signed copy of the award.

                (h) Terms of Arbitration. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement or the Plan.

                (i) Exclusive Remedy. Except as specifically provided in this Agreement or the Plan, arbitration shall be the sole and exclusive remedy of the parties for any Contested Claim arising out of such Agreement or Plan.

           5.3  No Exhaustion of Remedies.  The parties
acknowledge that no other action need be taken by 3Com before proceeding directly in accordance with the provisions of this Agreement. 3Com need not exhaust any other remedies that may be available to it but may proceed directly in accordance with the provisions of this Agreement. 3Com may institute Claims against the Escrow Amount and in satisfaction thereof may recover the Escrow Amount, in accordance with the terms of this Agreement, without making any other Claims directly against the Centrum Shareholders and without rescinding or attempting to rescind the transactions consummated pursuant to the Plan. The assertion of any single Claim for payment hereunder will not bar 3Com from asserting other claims hereunder.

      6.   Limitation of Escrow Agent's Liability.

           6.1 The Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or negligence. The Escrow Agent will not be responsible for the validity or sufficiency of this Agreement or any agreement amendatory or supplemental hereto. In all questions arising under the Agreement, the Escrow Agent may rely on the advice or opinion of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice or opinion, the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

           6.2 In the event conflicting demands are made or notices are served upon the Escrow Agent with respect to the Escrow Account, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: resign so a successor can be appointed pursuant to
Section 10 (Successor Escrow Agreement) or file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Agreement, and 3Com will pay the Escrow Agent (subject to reimbursement from the Centrum Shareholders pursuant to Section 9 (Expenses) hereof) all costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of Escrow Agent's rights under this Section 6 (Limitation of Escrow Agent's Liability) (such costs, fees and expenses shall be treated as extraordinary fees and expenses for the purposes of Section 9 (Expenses) hereof).

           6.3 In consideration of its acceptance of the appointment as Escrow Agent, the other parties hereto, jointly and severally, agree to indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted the same or in carrying out any of the terms hereof, and to reimburse the Escrow Agent for all its costs and expenses, including, but not limited to, reasonable counsel fees and expenses, incurred by reason of any matter as to which an indemnity is paid; provided, however, that no indemnity need be paid in the case of the Escrow Agent's negligence or willful misconduct.

      7. Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when
(a) delivered personally, (b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of Section 14.12 of the Plan.

      Centrum:        Centrum Communications, Inc.
                      2835 Zanker Road
                      San Jose, CA  95134
                      Tel: 408-894-1800
                      Fax: 408-
                      Attention:  Mr. Vincent Liu

      With copy to:   VENTURE LAW GROUP
                      2800 Sand Hill Road
                      Menlo Park, CA  94025
                      Tel: 415-854-4488
                      Fax: 415-854-1121
                      Attention:  Mark A. Medearis

      3Com:           3Com Corporation
                      5400 Bayfront Plaza
                      Santa Clara, CA  95052
                      Attention:  General Counsel

      With copy to:   Gray Cary Ware & Freidenrich
                      400 Hamilton Avenue
                      Palo Alto, CA 94301
                      Attention:  J. Howard Clowes

      Escrow Agent:   The First National Bank of Boston
                      150 Royall Street, Mail Stop 45-02-15
                      Canton, MA  02021
                      Attention:  Tracy Martin

      Representative:      Mr. Andrew W. Verhalen
                      Matrix Partners
                      2500 Sand Hill Road, Suite 113
                      Menlo Park, CA  94025

Such notice will be treated as having been received upon actual receipt by all necessary parties.

      8.   General.

           8.1 Governing Law, Assigns. This Agreement will be governed by and construed in accordance with the internal laws of the State of California without regard to conflict-of-law principles and will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

           8.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

           8.3 Entire Agreement. Except as set forth in the Plan and the Agreement of Merger between 3Com and Centrum, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

           8.4 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

      9.   Expenses.

           9.1 Escrow Agent and Arbitrator. All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder will be paid by 3Com upon receipt of a written invoice by Escrow Agent. Any extraordinary fees and expenses, including without limitation any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of the Escrow Amount or the validity of a Notice of Claim, will be paid fifty percent (50%) by 3Com and fifty percent (50%) by Centrum. Centrum' liability for the fees and expenses of the Escrow Agent or of the arbitrator appointed under Section 5.2 (Contested Claims) may be paid by 3Com and recovered as a Claim hereunder out of the Escrow Amount. If 3Com has paid the Centrum Shareholders' portion of such fees and expenses as permitted hereunder, then the Escrow Agent will, upon demand by 3Com, deliver to 3Com a portion of the Escrow Amount equal to such portion of fees and expenses.

           9.2 Representative. The Representative shall not be entitled to receive any compensation from 3Com or the Centrum Shareholders in connection with this Agreement. Any fees and expenses incurred by the Representative in connection with actions taken pursuant to the terms of this Agreement shall be paid by 3Com and recovered as a Claim hereunder out of the Escrow Account.

      10. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Agreement, specifying not less than sixty (60) days' prior written notice of such a date when such resignation will take effect. 3Com shall designate a successor Escrow Agent prior to the expiration of such 60-day period by giving written notice to the Escrow Agent and the Representative. 3Com may appoint a successor Escrow Agent without the consent of the Centrum Shareholders or the Representative so long as such successor is a bank with assets of at least $50 million, and may appoint any other successor Escrow Agent with the consent of the Representative, which will not be unreasonably withheld. The Escrow Agent will promptly deliver the portion of the Escrow Amount remaining in the Escrow Account at such time to such designated successor.

      11.  Limitation of Responsibility; Notices.  The Escrow
Agent's duties are limited to those set forth in this Agreement and the Escrow Agent may rely upon the written notices delivered to the Escrow Agent hereunder.

      12. Amendment. This Agreement may be amended with the written consent of 3Com, the Escrow Agent and the Representative, provided that if the Escrow Agent does not agree to an amendment agreed upon by 3Com and the Representative, 3Com shall appoint a successor Escrow Agent in accordance with Section 10 (Successor Escrow Agent) above.

      13. Miscellaneous. Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Nothing in this Escrow Agreement shall be deemed to impose upon Escrow Agent any duty to qualify to do business or act as fiduciary or otherwise in any jurisdiction other than The Commonwealth of Massachusetts.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written and shall be effective as to all the Centrum Securityholders when executed by 3Com, the Escrow Agent, the Representative and approved by the Centrum Securityholders holding a majority of the Centrum Shares outstanding immediately prior to the closing of the Merger.

3COM CORPORATION                      REPRESENTATIVE:


By: Mark Michael                      Andrew W. Verhalen

Title: VP, General Counsel & Secretary


CENTRUM COMMUNICATIONS, INC.


By: Andrew W. Verhalen

Title: Chairman

ESCROW AGENT:

THE FIRST NATIONAL BANK OF BOSTON


By: Eric Donaghey

Title: Account Manager

                              SCHEDULE A
                   TO INDEMNITY AND ESCROW AGREEMENT

Matters subject to special indemnification:

A. One-half of all Costs, as qualified below, of 3Com or Centrum due to claims by or disputes with the following international distributors (the "Distributors") of Centrum:

      a. Sumitronics, Inc. and Sumisho Electronics Co., LTD, arising out of that certain Centrum Communications, Inc. International Distributor Agreement dated
           August 11, 1993, as amended;

      b.   DynaLab INC. arising out of that certain Centrum
           Communications, Inc. Distribution Agreement dated
           March 1, 1993, as amended;

      c.   Netcom Ltd. arising out of that certain Centrum
           Communications, Inc. International Distributor
           Agreement dated September 1, 1993, as amended.

in light of the following circumstances and mutual understandings:

      1. Notwithstanding the terms of the existing contracts with the Distributors, 3Com will commence distribution of Centrum products through normal 3Com international distribution channels, including those in effect in the territories allocated by Centrum to the Distributors.

      2. 3Com will promptly offer each Distributor the opportunity, and will use commercially reasonable efforts to obtain the Distributor's agreement, to terminate its respective distribution agreement with Centrum and in place thereof to enter into a new international distribution agreement on 3Com standard terms appointing the Distributor as a nonexclusive distributor of the same Centrum products in the same territory now subject to the distribution agreement with Centrum (but not additional 3Com products) for a one year term. In the case of Sumitronics/Sumisho, the appropriate territory is understood to be Japan; in the case of DynaLab, the appropriate territory is understood to be Taiwan, Hong Kong, Korea and Mainland China.

      3. 3Com will cause the individual employee performance plan for Ann Zeichner (assuming she agrees to remain an employee of Centrum or 3Com following the Merger) to include a milestone relating to the successful transitioning of the Distributors to nonexclusive, one year status consistent with this Schedule, will tie a reasonable amount of her incentive compensation package to such milestone, and will empower her to take an active role in bringing about a cost-effective transition. The individual performance plan contemplated by this paragraph is to be specified within forty days after the Effective Date.

      4. 3Com will keep the Representative informed of the status of discussions with each Distributor, and will not enter into any settlement with a Distributor or agree to make any payment that would be subject to indemnification under the Indemnity and Escrow Agreement without the prior written consent of the Representative, which consent will not be unreasonably withheld.

      5. 3Com will not be entitled to make any Claim for 3Com's internal costs incurred in managing the relationship with or negotiating the transition of the Distributors as contemplated by this Schedule, nor for any legal or other fees and expenses incurred in the course of negotiating and documenting a transition to nonexclusive, one year distributor contracts, but will be entitled to make a Claim for any payments to a Distributor or other out-of-pocket costs beyond the foregoing, and for any Costs (including any legal or other fees) with respect to any Distributor after such time as the Distributor makes a written claim for damages or commences a formal dispute.

B.    All Costs of 3Com or Centrum due to claims by Ming-Chih
Hsieh with respect to ownership or rights in intellectual property relating to work product provided by him to Centrum for which written assignment from him was not obtained at the time of the Closing.

C. Any Costs subject to indemnification under this Schedule A shall not be subject to the minimum amounts and threshold set forth in Section 1.2 (Payment for Indemnification Claims;
Threshold) of the Escrow Agreement.